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MIPS Technologies
+1 650 567-5124
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MIPS Technologies Appoints Rob Herb to Board of Directors

Industry Veteran Adds Depth to Board's Knowledge of Strategic Business
Development and Partner Initiatives

MOUNTAIN VIEW, Calif., Jan. 28, 2005 — MIPS Technologies, Inc., (Nasdaq: MIPS), a leading provider of industry-standard processor architectures and cores for digital consumer and business applications, today announced that it has appointed former AMD executive VP and chief sales and marketing officer Rob Herb to its board of directors. With over 20 years of sales and marketing experience in the semiconductor industry, Herb will bring world-class strategic guidance to MIPS Technologies.

“Rob has a unique combination of marketing expertise and sales experience that will make him a valuable contributor to the MIPS board,” said John Bourgoin, MIPS Technologies’ president and CEO. “In addition, he has substantial experience with the embedded microprocessor business and related technologies. MIPS has a growing range of opportunities, and I am confident his skills will be put to great use. I am delighted to welcome Rob to our board.”

“Over the years I’ve watched the use of microprocessors becoming ubiquitous, with designers choosing to rely more and more on licensed IP,” said Rob Herb. “The financial and market arguments for designing with known-good, complex IP are compelling. MIPS’ processor technology already powers most DVD recorders and set-top boxes and a growing number of portable consumer applications. The company has made great progress in growing its customer base during difficult times, and I look forward to contributing to its growth as a member of the MIPS Technologies board.”

Herb began his AMD career in its sales organization in 1983. Over the next several years he held positions of increasing responsibility in AMD’s sales operation, becoming director of headquarters sales in Sunnyvale, California, in 1989.

In 1992, Herb became director of marketing of the company’s Embedded Processor Division, where he was responsible for all marketing, production control and systems engineering activities for this division. Promoted to Vice President, Strategic Marketing in 1996 for AMD’s Computation Products Group, Herb led the marketing efforts for AMD’s successful Microprocessor and Core Logic products. In April 2000 Herb was promoted to executive vice president and chief sales and marketing officer and made part of the office of the CEO.

Herb holds a bachelor’s degree in Electrical Engineering from the University of Illinois.

About MIPS Technologies
MIPS Technologies, Inc. is a leading provider of industry-standard processor architectures and cores for digital consumer and business applications. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers and system OEMs. MIPS Technologies and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products. The company is based in Mountain View, Calif., and can be reached at +1 (650) 567-5000 or www.mips.com.

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Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company’s SEC filings), which could cause actual results to differ.

MIPS is a registered trademark in the United States and other countries of MIPS Technologies, Inc. All other trademarks referred to herein are the property of their respective owners.